Exhibit 10.42
NOTE PURCHASE AND SUPPORT AGREEMENT
This NOTE PURCHASE AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of August 12, 2014 by and among Caesars Entertainment Operating Company, Inc., a Delaware corporation (“CEOC”), Caesars Entertainment Corporation, a Delaware corporation (“CEC”), and each of the undersigned holders (each, a “Holder”) of CEOC’s 6.50% Senior Notes due 2016 (the “2016 Notes”) and/or 5.75% Senior Notes due 2017 (the “2017 Notes” and, together with the 2016 Notes, the “Notes”).
RECITALS
WHEREAS, each Holder is the beneficial owner of the aggregate principal amount of the 2016 Notes and/or the 2017 Notes set forth on Schedule B hereto (for each such Holder, the “Subject Notes”); and
WHEREAS, each Holder desires to sell all of such Holder’s Purchased Notes and provide consents to the Proposed Consents (as defined below), and CEOC and CEC desire to purchase from such Holder all of such Holder’s Purchased Notes and obtain the Proposed Consents, in each case, on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:
ARTICLE I

PURCHASE AND SALE
Section 1.1    Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), each Holder shall sell, convey, transfer, assign and deliver to CEOC or CEC, as applicable, free and clear of any Liens, and CEOC or CEC, as applicable, shall purchase and acquire from such Holder (the “Purchase”), on the terms set forth herein:
(a)    such Holder’s 2016 Notes that constitute Purchased Notes in exchange for the consideration set forth herein; and
(b)    such Holder’s 2017 Notes that constitute Purchased Notes in exchange for the consideration set forth herein.
Each Holder’s Subject Notes that do not constitute Purchased Notes hereunder shall be “Amended CEOC Notes” after the consummation of the transactions to be effected at Closing.

ARTICLE II

THE CLOSING AND OTHER OBLIGATIONS
Section 2.1    Closing; Closing Date. The closing of the purchase and sale of the Notes and the Proposed Consent contemplated by this Agreement (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064, at 10:00 a.m. local time, one (1) business day after all of the conditions to the Closing set forth in Articles VI and VII shall have been satisfied (or waived by the party entitled to waive the same), or at such other time, place and date that the parties may agree in writing. The date upon which the Closing occurs is referred to as the “Closing Date.”
Section 2.2    Transactions to be Effected at Closing. At the Closing, the following transactions shall be effected by the parties:
(a)    Each Holder shall (i) transfer all of such Holder’s Purchased Notes to CEOC or CEC, as applicable, or the designated intermediary of CEOC or CEC, as applicable; (ii) if requested by CEOC, CEC and/or the applicable trustees for the Notes, deliver to CEOC, CEC and/or the applicable trustees for the Notes an assignment form (or other similar documentation) required to effect the transfer and assignment of the Purchased Notes to CEOC or CEC, as applicable; and (iii) deliver all documentation reasonably necessary to give effect to the Proposed Consent, including, without limitation, directing its intermediary and the Depository Trust Company (the “DTC”) to execute such directions and consent required to give effect to the Proposed Consents. Neither CEOC nor CEC shall be obligated to purchase Purchased Notes from any Holder with respect to whose Subject Notes a Consent has not been validly delivered to the Trustee and not withdrawn.
(b)    (i) CEC shall pay to the Holders, by wire transfer of immediately available funds to the bank account designated in writing by the Holders at least one calendar day prior to the Closing Date, $77.7 million in cash, (ii) CEOC shall pay to the Holders, by wire transfer of immediately available funds to the bank account designated in writing by the Holders at least one calendar day prior to the Closing Date, $77.7 million in cash, plus accrued and unpaid interest to but not including the Closing Date on the aggregate principal amount of the Subject Notes. All payments to be made to the Holders shall be made to a paying agent identified by the Holders prior to the Closing Date. In no event will CEOC be required to pay more than the amount contemplated by clause (ii) above.
(c)    CEOC will execute and deliver to the applicable trustees for the Notes a supplemental indenture with respect to each indenture governing the 2016 Notes and the 2017 Notes (collectively the “Supplemental Indentures”) which will amend the terms of the Amended CEOC Notes and give effect to the Proposed Consents.
(d)    The Holders will allocate the Amended CEOC Notes among themselves in accordance with Schedule B for no additional consideration.

(e)    CEC shall immediately transfer to CEOC for cancellation and CEOC agrees to direct the relevant trustee to cancel the Purchased Notes and Affiliate Notes upon receipt thereof on the Closing. CEC shall not be entitled to any consideration from CEOC in respect of the Purchased Notes and Affiliate Notes transferred to CEOC other than the various covenants and agreements set forth herein. CEOC agrees to direct the relevant trustee to cancel such Purchased Notes and Affiliate Notes upon the Closing.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE HOLDERS
Each Holder, severally and not jointly, hereby represents and warrants to CEC and CEOC as follows:
Section 3.1    Authority; Execution and Delivery; Enforceability.
(f)    Such Holder is duly organized, validly existing and in good standing under its laws of incorporation or organization.
(g)    Such Holder has full power and authority to execute and deliver this Agreement and the Proposed Consent, to perform its obligations hereunder and to consummate the Purchase. The sale, conveyance, transfer, assignment and delivery of such Holder’s Subject Notes and the Proposed Consent has been authorized by all requisite action of such Holder.
(h)    This Agreement has been duly executed and delivered by such Holder and constitutes the legal, valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
Section 3.2    Ownership and Title. Such Holder is the sole beneficial owner of and has good and valid title to such Holder’s Subject Notes, free and clear of all Liens. Upon delivery to CEOC (or its designated intermediary) at the Closing of the Purchased Notes, good and valid title to such Purchased Notes will pass to CEOC, free and clear of all Liens. The Holder has not entered into any contract or agreement with, or granted any option or right to, any party (other than this Agreement) with respect to such Holder’s Subject Notes, including, but not limited to, short positions or lending arrangements with respect to any of such Holder’s Subject Notes.
Section 3.3    Non-Contravention. The execution and delivery of this Agreement by such Holder does not and will not, the performance by such Holder of its obligations hereunder will not, and the consummation of the Purchase and the Proposed Consent will not:
(a)    constitute a violation or breach of any organizational or similar document pursuant to which such Holder was formed;

(b)    constitute a default under or a violation or breach of, or require the consent of any Person under, any provision of any contract or agreement to which such Holder is a party (other than the trustee with respect to the Supplemental Indentures);
(c)    violate any Law or any Order applicable to such Holder; or
(d)    result in the creation of any Lien on such Holder’s Subject Notes.
Section 3.4    No Consents or Authorizations Required. No notice to, consent, approval or authorization of, or designation, declaration or filing with any Governmental Authority or other Person is required by such Holder with respect to such Holder’s execution or delivery of this Agreement, such Holder’s performance of its obligations hereunder, or the consummation of the Purchase or the Proposed Consent.
Section 3.5    No Finder. No broker, finder, investment banker or other Person (other than the Financial Advisor (as defined on Schedule C hereto)) is entitled to any brokerage, finder’s or other advisory fees, costs, expenses, commissions or similar payments in connection with the Purchase or the Proposed Consent based upon any arrangements or contract or agreement made by such Holder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CEOC AND CEC
Each of CEOC and CEC, severally and not jointly, hereby represents and warrants to each Holder (and, with respect to Section 4.5, CEC represents and warrants to each Holder and CEOC) as follows:
Section 4.1    Authority; Execution and Delivery; Enforceability.
(a)    CEOC or CEC, as applicable, is duly organized, validly existing and in good standing under the laws of the State of Delaware.
(b)    CEOC or CEC, as applicable, has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Purchase and the Proposed Consent. The acquisition and purchase of the Holder’s Purchased Notes by CEOC and CEC, as applicable has been authorized by all requisite action of CEOC and CEC, as applicable.
(c)    This Agreement has been duly executed and delivered by CEOC or CEC, as applicable, and constitutes the legal, valid and binding obligation of CEOC or CEC, as applicable, enforceable against CEOC or CEC, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.2    Non-Contravention. The execution and delivery of this Agreement by CEOC or CEC, as applicable, does not and will not, the performance by CEOC or CEC, as applicable, of its obligations hereunder will not, and the consummation of the Purchase and the Proposed Consent will not:
(e)    constitute a violation or breach of the certificate of incorporation, as amended, or the by-laws, as amended, of CEOC or CEC, as applicable;
(f)    constitute a default under or a violation or breach of, or require the consent of any Person under, any provision of any contract or agreement to which CEOC or CEC, as applicable, is a party (other than the trustee with respect to the supplemental indentures to be entered into with respect to the Proposed Consents); or
(g)    violate any Law or Order applicable to CEOC or CEC, as applicable.
Section 4.3    No Consents or Authorizations Required. No notice to, consent, approval or authorization of, or designation, declaration or filing with any Governmental Authority or other Person is required by CEOC or CEC, as applicable, with respect to CEOC’s or CEC’s, as applicable, execution or delivery of this Agreement, CEOC’s or CEC’s, as applicable, performance of its obligations hereunder, or the consummation of the Purchase.
Section 4.4    No Finder. No broker, finder, investment banker or other Person (other than the Financial Advisor) is entitled to any brokerage, finder’s or other advisory fees, costs, expenses, commissions or similar payments in connection with the Purchase or the Proposed Consent based upon any arrangements or contract or agreement made by CEOC or CEC, as applicable.
Section 4.5    Ownership and Title. CEC is the record and beneficial owner of and has good and valid title to the Affiliate Notes, free and clear of all Liens. Upon delivery to CEOC (or its designated intermediary) at the Closing of the Affiliate Notes, good and valid title to such Affiliate Notes will pass to CEOC, free and clear of all Liens. CEC has not entered into any contract or agreement with, or granted any option or right to, any party (other than this Agreement) with respect to the Affiliate Notes, including, but not limited to, short positions or lending arrangements with respect to any of the Affiliate Notes.
ARTICLE V

COVENANTS
Section 5.1    Consent. By execution hereof, each undersigned Holder hereby delivers its consent (the “Consent”) with respect to such Holder’s 2016 Notes, if any, to the proposed amendments to the indenture that governs the 2016 Notes as set forth in Schedule A hereto (the “Consent Terms”) and the other agreements, waivers and consents specified in the Consent Terms (the “2016 Notes Proposed Consents”) and with respect to such Holder’s 2017 Notes, if any, to the proposed amendments to the indenture that governs the 2017 Notes as set forth in the Consent Terms and the other agreements, waivers and consents specified in the Consent Terms (the “2017 Notes Proposed Consents” and, together with the 2016 Notes Proposed Consents, the “Proposed Consents”); provided, however, that the Proposed Consents will not become effective until the consummation of the Closing. Such Holder agrees to take all commercially reasonable action relating to its Proposed Consents reasonably necessary to cause such Proposed consents to become effective upon consummation of the Closing, including, without limitation, (i) using commercially reasonable efforts to deliver all required documents and instructions reasonably requested by CEC or CEOC to cause DTC’s nominee, as record holder, or such Holder’s intermediary to take such actions relating to the Proposed Consents necessary to give effect to the Proposed Consents under the Senior Notes Indentures and (ii) not transferring any interest in the Notes (including any right to exercise voting power with respect thereto or delivering any proxy with respect to such Notes or entering into any voting agreement relating to the Notes) from the date hereof to the earlier of (i) the effective time of the Proposed Consents and (ii) the valid termination of this Agreement in accordance with Section 8.1. Notwithstanding anything contrary in the Senior Notes Indentures, such Holder acknowledges and agrees that the Consent shall be irrevocable except as required by applicable law and subject to the occurrence of the Closing.
Section 5.2    Covenant Not to Sue.
(a)    Each Holder (other than any Non-Participating Holder (as defined below)) hereby covenants and agrees that it shall not assert in any notice of default or legal proceeding (or direct the Trustee under the applicable Senior Notes Indenture to do so) that acts or omissions of any one or more of CEC, CEOC, Caesars Acquisition Company, the Sponsors or their officers, directors or Affiliates (together, “Caesar Entities”) occurring prior to the date hereof constitute (i) a default under or breach of any covenant in the indentures governing the 2016 Notes and 2017 Notes (collectively, the “Senior Note Indentures”) or (b) a breach of any other obligation or violation of any law or duty owed under applicable law by or between any Caesar Entity to such Holder solely in its capacity as a holder of Notes, provided that the obligations of such Holder under this Section 5.2(a) (i) shall not apply to any action taken (x) to enforce this Agreement or (y) to seek contribution from CEC and/or CEOC in accordance with Section 9.1, (ii) shall not apply to any act or omission except to the extent disclosed or otherwise made known to such Holder prior to the date hereof, (iii) shall terminate automatically upon the commencement of any litigation or proceeding by any Caesar Entity in which it is averred or alleged that any Holder breached or violated any obligation or duty to any Caesar Entity or any shareholder or creditor thereof and (iv) shall be personal to such Holder and not bind or restrict in any manner the rights of any assignee of the Notes under the Senior Notes Indentures or applicable law.
(b)    Each of CEC and CEOC, on behalf of each Caesar Entity, hereby covenants and agrees that it shall not assert in any legal proceeding that acts or omissions of any one or more Holders (other than any Non-Participating Holder) or their Affiliates and each officer, director, employee, advisor, partner, member, controlling entity and agent of the Holders or their Affiliates (collectively, the “Holder Entities”) occurring prior to the date hereof constitute (a) a default under or breach of any covenant in the Senior Note Indentures or (b) a breach of any other obligation or violation of any law or duty owed under applicable law by or between any Holder in its capacity as a holder of Notes to any Caesar Entity, provided that the obligations of CEC and Company under this Section 5.2(b) (i) shall not apply to any action taken to enforce this Agreement, (ii) shall not apply to any act or omission except to the extent publicly disclosed or otherwise made known to a Caesar’s Entity prior to the date hereof and (iii) shall terminate automatically upon the commencement of any litigation or proceeding in which it is averred or alleged that any Caesar Entity breached or violated any obligation or duty to any Holder Entity or any shareholder or creditor thereof.
Section 5.3    Non-Discrimination. Each of CEC and CEOC agrees that, during the period commencing on the date hereof and ending on the earlier of (x) the 181st day after the Closing Date and (y) the occurrence of a Credit Event, it shall not, directly or indirectly, make any non-scheduled payment in respect of Notes or offer or solicit to provide any consideration of any type to any holder of any legal or beneficial right, title or interest in or claim arising under the Notes with respect to the repurchase, exchange, retirement, defeasement, holding, voting, amendment, supplement, waiver or suspension of such right, title, interest or claim unless the terms and conditions thereof offered to each holder of Amended CEOC Notes are no less favorable to such holder than the terms and conditions thereof offered to any other holder of Notes.
Section 5.4    Voting/Support. Each Holder (other than any Non-Participating Holder) hereby agrees, for so long as such Holder holds any Subject Notes, to use commercially reasonable efforts to be reasonably available and reasonably cooperate with CEC and/or CEOC, upon their reasonable request and at their sole cost and expense, to support CEC and/or CEOC in discussions with gaming regulators or other third parties; provided that the Holders shall not be required to travel to meetings with such gaming regulators or other third parties. In addition, each Holder (other than any Non-Participating Holder) hereby agrees, during the period commencing on the Closing Date and ending on the earlier of (x) the 181st day after the Closing Date and (y) the occurrence of a Credit Event, (i) to consent to any Qualified Solicitation (as defined in the Consent Terms) and (ii) not to sell, transfer or assign any beneficial ownership of the Amended CEOC Notes except to a transferee that agrees in writing to be bound by the same covenant.
Section 5.5    Affiliate Notes. CEC agrees to contribute, or cause its Affiliates to contribute, to CEOC an aggregate principal amount of Notes held by Affiliates as set forth opposite “Affiliate Notes” in the Consent Terms (the “Affiliate Notes”) and CEOC agrees to direct the trustee to cancel such Affiliate Notes upon the Closing. CEC acknowledges and agrees that it shall not be entitled to any consideration from CEOC in respect of the cancelled Affiliate Notes other than the various covenants and agreement set forth herein.
Section 5.6    Certain Disclosures. The identity of the Holders and the individual allocations on Schedule B hereto are confidential and CEC and CEOC agree not to publicly disclose such information except as required by law or regulation and after reasonable advance consultation with the applicable Holders. Subject to the foregoing, each Holder hereby permits and authorizes CEC and CEOC to disclose this Agreement, the Holders’ aggregate ownership of the Notes and the nature of the Holders’ commitments and arrangements pursuant to this Agreement in any press release or any other disclosure document that has been redacted accordingly. This Agreement may be freely disclosed by any holder of Amended CEOC Notes to any other holder or prospective holder of Amended CEOC Notes without the consent or approval of CEC, CEOC or any other party; provided that the identities of the Holders are fully redacted prior to such disclosure of this Agreement.
Section 5.7    Holder Capacity. Each Holder is entering into this Agreement solely in its capacity as a beneficial owner of such Holder’s Subject Notes. Such Holder acknowledges that it is a sophisticated party with respect to its Subject Notes and has adequate information concerning the business and financial condition of CEC and CEOC, to make an informed decision regarding the transactions contemplated by this Agreement. Such Holder also acknowledges that it has, independently and without reliance upon any statement or representation by CEC or CEOC and based on such information as such Holder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Holder acknowledges that CEC and CEOC have not made and are not making any representation or warranty, whether express or implied, of any kind or character whatsoever except as expressly set forth in this Agreement.
ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE HOLDERS
The obligations of each of the Holders to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by each of the Holders in writing) of the following conditions as of the Closing Date:
Section 6.1    Representations and Warranties. Each of the representations and warranties of CEOC and CEC contained in this Agreement shall be true in all material respects as of the Closing Date.
Section 6.2    Covenants and Agreements. Each of CEC and CEOC shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or on the Closing Date.
Section 6.3    Legal Prohibition. No Law shall be in effect and no Order shall have been entered, in each case that (a) restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of all or any part of the Purchase or the Proposed Consent, or (b) declares unlawful the Purchase or the Proposed Consent.
Section 6.4    Affiliate Notes. The Affiliate Notes shall have been contributed to CEOC.
Section 6.5    Fees and Expenses of Advisors. CEOC shall have reimbursed and paid all fees, costs and expenses of the counsel and financial advisors set forth on Schedule C hereto (the “Advisors”) arising from their retention in connection with the transactions contemplated hereby that have accrued and remained unpaid as of the Closing Date.
ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF CEOC AND CEC
The obligations of each of CEOC and CEC to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by each of CEOC and CEC in writing) of the following conditions as of the Closing Date:
Section 7.1    Representations and Warranties. Each of the representations and warranties of the Holders contained in this Agreement shall be true and correct in all material respects as of the Closing Date.
Section 7.2    Covenants and Agreements. Each of the Holders shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or on the Closing Date.
Section 7.3    Legal Prohibition. No Law shall be in effect and no Order shall have been entered, in each case that (a) restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of all or any part of the Purchase or the Proposed Consent, or (b) declares unlawful the Purchase or Proposed Consent.
Section 7.4    Minimum Participation. The Subject Notes shall constitute a majority in principal amount of the outstanding 2016 Notes, (b) the Subject Notes shall constitute a majority in principal amount of the outstanding 2017 Notes and (c) the Subject Notes shall constitute at least $237.7 million principal amount in the aggregate; in the case of (a) and (b), disregarding, for the purpose of determining the required principal amount, any 2016 Notes and 2017 Notes held by CEOC or an Affiliate of CEOC as of the date hereof.
Section 7.5    Proposed Consents. The Proposed Consents shall have or shall substantially concurrently with the consummation of the Closing become effective.
ARTICLE VIII

TERMINATION
Section 8.1    Termination. This Agreement may be terminated as follows:
(a)    by the mutual written consent of CEOC, CEC and each Holder;
(b)    by CEOC or CEC, upon written notice to each Holder, if there has been a material violation, breach or inaccuracy of any representation or warranty of a Holder contained in this Agreement, which violation, breach or inaccuracy would cause the condition set forth in Section 7.1 not to be satisfied;

(c)    by all Holders, upon written notice to CEOC and CEC, if there has been a material violation, breach or inaccuracy of any representation or warranty of CEOC or CEC contained in this Agreement, which violation, breach or inaccuracy would cause the condition set forth in Section 6.1 not to be satisfied;
(d)    by CEOC and CEC, on the one hand, or any Holder, on the other hand, upon written notice to the other, if by 5:00 pm EST on August 21, 2014, the Closing has not occurred (the “Termination Date”); or
(e)    by CEOC and CEC, on the one hand, or any Holder, on the other hand, upon written notice to the other, if any Governmental Authority shall have issued a final, non-appealable Order preventing or otherwise prohibiting the consummation of the Purchase.
Section 8.2    Survival After Termination. If this Agreement is terminated in accordance with Section 8.1, this Agreement shall become void and of no further force and effect, except that the provisions of this Section 8.2 and Article X (Miscellaneous) shall survive the termination of this Agreement.
ARTICLE IX

INDEMNIFICATION
Section 9.1    Indemnification of Holders.
(a)    CEC agrees to indemnify and hold harmless each Holder and its Affiliates and each officer, director, employee, advisor, partner, member, controlling entity and agent of each Holder or its Affiliates (each, an “Indemnified Person”) from and against any and all losses, liabilities, causes of action, demands, claims, damages, judgments, costs and expenses (including reasonable fees and disbursements of counsel) to which any such Indemnified Person may become subject arising out of, related to or in connection with this Agreement, the Supplemental Indentures or any of the transactions contemplated hereby or thereby, or any claim, cause of action, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, brought by a third party or by CEC, CEOC or any of their respective affiliates (any of the foregoing, a “Proceeding”), including, without limitation, (A) any action to avoid, unwind, defease, set-aside, setoff or otherwise challenge the full and final vesting in a Holder of sole legal and beneficial ownership of all cash, securities and other consideration paid to such Holder in connection with this Agreement, whether after the commencement of a bankruptcy proceeding of CEC and/or CEOC or otherwise, (B) any action challenging the effectiveness or enforceability of any provision of this Agreement, the Supplemental Indentures or any transaction contemplated hereby or thereby, or alleging that the same violated any right of or duty owed to any person under any applicable law, or (C) any action alleging misconduct or other liability on account of any Indemnified Person entering into or otherwise participating in this Agreement or any transaction contemplated hereby. Notwithstanding the foregoing, CEC shall not be required to indemnify any Indemnified Person for any losses, liabilities, causes of action, demands, claims, damages, judgments, costs and expenses to the extent that such losses, liabilities, causes of action, demands, claims, damages, judgments, costs and expenses are finally judicially determined by a court of competent jurisdiction to have resulted from the gross negligence of such Indemnified Person or resulted from such Indemnified Person’s breach of this Agreement.
(b)    CEC will not, without the prior written consent of each Indemnified Person, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person from all liability arising out of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such Indemnified Person.
(c)    If the indemnification provided for in this Section 9.1 is unavailable to or insufficient to hold harmless an Indemnified Person under subsection (a) above in respect of any losses, liabilities, causes of action, demands, claims, damages, judgments, costs and expenses referred to therein, then CEC shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, liabilities, claims, causes of action, damages, or judgments in such proportion as is appropriate to reflect the relative benefits received by CEC on the one hand and the Holders on the other from this Agreement the transactions contemplated hereby. The relative benefits received by CEC on the one hand and the Holders on the other shall be deemed to be in the same proportion as the total amount of outstanding indebtedness of CEC and its consolidated subsidiaries bears to the amount of Purchased Notes. If, however, the allocation provided by the immediately preceding sentences is not permitted by applicable law, then CEC shall contribute to such amount paid or payable by such Indemnified Person in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of CEC on the one hand and the Holders on the other in connection with the actions or omissions which resulted in such losses, liabilities, causes of action, demands, claims, damages, judgments, costs and expenses, as well as any other relevant equitable considerations. CEC and the Holders agree that it would not be just and equitable if contribution pursuant to this subsection (c) were determined by any other method of allocation which does not take account of the equitable considerations referred to above.
ARTICLE X

MISCELLANEOUS
Section 10.1    Definitions. The following capitalized terms shall have the following meanings for all purposes of this Agreement:
(a)    “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by agreement or otherwise.

(b)    “Credit Event” means a “credit event” within the meaning of Section 4.2 (Bankruptcy) or 4.5 (Failure to Pay) of the 2003 ISDA definitions (as modified by the 2009 ISDA Credit Derivatives Determinations Committees, Auction Settlement and Restructuring Supplement to the 2003 ISDA Credit Derivatives Definitions, published on July 14, 2009 (the “July 2009 Supplement”) and the May 2003 Supplement to the 2003 ISDA Credit Derivatives Definitions (the “May 2003 Supplement” and collectively, the “Definitions”) for credit default swaps; provided, that nothing in this Agreement shall be deemed to render the Amended CEOC Notes not Transferrable or Fully Transferrable for any purpose under the Definitions.
(c)    “Governmental Authority” means (i) any government, governmental authority, agency, commission, department, or other similar body, court, tribunal, arbitrator or arbitral body; (ii) any self-regulatory organization; or (iii) any political subdivision of any of the foregoing.
(d)    “Law” means any law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority.
(e)    “Lien” means any lien, mortgage, pledge, charge, security interest, right of first refusal, right of first offer, easement, restriction, covenant, condition, option or encumbrance.
(f)    “Non-Participating Holder” means any Holder not allocated any Amended CEOC Notes.
(g)    “Order” means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Authority.
(h)    “Person” means any natural person, corporation, company, partnership, association, limited liability company, business enterprise, trust or other legal entity, including any Governmental Authority.
(i)    “Purchased Notes” means with respect to each Holder the principal amount of Subject Notes that are required to be purchased by CEOC and CEC, as applicable, and required to be sold by each Holder as part of the transactions on the Closing Date.  Each Holder’s principal amount of Purchased Notes is set forth on Schedule B.
(j)    “Sponsors” means Apollo Global Management, LLC and TPG Capital, LP.
Section 10.2    Further Assurances. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Article VIII, each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof, the Proposed Consents and the Purchase.

Section 10.3    Survival. Each representation and warranty and covenant contained in this Agreement shall survive the Closing.
Section 10.4    Expenses. Each party hereto shall pay all of its own fees, costs and expenses (including attorneys’ fees, costs and expenses) in connection with the preparation and negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the Proposed Consents and the Purchase; provided that the fees, costs and expenses of the Advisors shall be paid by CEOC.
Section 10.5    Amendment. This Agreement may not be amended except by an instrument in writing signed by each of CEOC, CEC and the Holders.
Section 10.6    Entire Agreement. This Agreement contains all of the terms, conditions and representations and warranties agreed to between CEC and CEOC on the one hand and by the Holders on the other hand relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, in respect of such subject matter. None of the Holders, CEOC or CEC, or any of their respective representatives, directors, officers or stockholders, has made any representations or warranties, express or implied, of any nature whatsoever relating to the Holders, CEOC or CEC or otherwise in connection with the Purchase, other than those representations and warranties expressly set forth in this Agreement.
Section 10.7    Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (a) in writing and served by personal delivery upon the party for whom it is intended; (b) if delivered by facsimile with receipt confirmed; or (c) if delivered by certified mail, registered mail or courier service, return‑receipt received to the party at the address set forth on Schedule D hereto.
Section 10.8    Waiver. Waiver of any provision of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same provision or a waiver of any other provision of this Agreement.
Section 10.9    Binding Effect; Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of CEOC and CEC (in the case of any assignment by a Holder) or the Holders (in the case of any assignment by CEOC or CEC), and any purported assignment or other transfer without such consent shall be void and unenforceable. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and permitted assigns.
Section 10.10    No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person not a party or a permitted assignee of a party to this Agreement.

Section 10.11    Governing Law. This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal Laws of the State of New York.
Section 10.12    Consent to Jurisdiction and Service of Process.
(a)    Other than an Action for equitable relief as set forth in Section 10.12(b), any Action seeking to enforce any provision of, or, directly or indirectly arising out of or in any way relating to, this Agreement or the Purchase shall be brought in any New York state or federal court located in the State of New York, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.7 shall be deemed effective service of process on such party.
(b)    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court referred to in Section 10.12(a), this being in addition to any other remedy to which they are entitled at law or in equity in one or more jurisdictions (whether concurrently or not) if and to the extent permitted by Law.
Section 10.13    Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in any Action directly or indirectly arising out of or relating to this Agreement or the Purchase (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented or warranted, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.
Section 10.14    Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

COMPANY:
CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

By:     /s/ Mary E. Higgins
    Name:    Mary E. Higgins
    Title:    Chief Financial Officer

CEC:
CAESARS ENTERTAINMENT CORPORATION

By:     /s/ Eric Hession
    Name:    Eric Hession
    Title:    SVP Finance & Treasurer

[Signature Page to Note Purchase Agreement]

Schedule A
Consent Terms

Transaction Summary
•    CEOC and CEC enter into a private transaction with a limited number of holders to obtain consents in respect of the 2016 and 2017 Senior Notes (the “Securities”) held by non-affiliates for a combination of cash and amended securities (the “Transaction”)

Amendments to the Notes
The consent solicitation will provide for the following with respect to all of the Securities:

•    Consent to the removal and acknowledgment of the termination of the CEC guarantee of the Securities

•    Modify the covenant restricting disposition of “substantially all” of CEOC’s assets to measure future asset sales based on CEOC’s assets as of the date of the amendment

Amended CEOC Notes
•    The Amended CEOC Notes will continue to be governed by a single indenture with the relevant 2016 or 2017 Senior Notes, as applicable (with separate class voting for the Amended CEOC Notes within the relevant indenture for any issue that materially adversely affects the Amended CEOC Notes differently than the other 2016 or 2017 Senior Notes, as applicable)

Minimum Participation	• $237.7 million principal amount of Securities in the aggregate and at least 51% of each class of Securities that are held by non-affiliates
Affiliate Notes
•    Not less than $393 million of Senior Notes held by affiliates would be contributed to CEOC and cancelled

•    In addition, if no restructuring of CEOC is consummated within 18 months of the closing (within parameters and conditions to be specified), then CEC will be obligated to make an additional payment to CEOC of $35 million

Indenture Voting Arrangements
•    The indentures governing the Amended CEOC Notes and other Senior Notes will also be modified to provide as follows.

–    The Amended CEOC Notes would have a separate CUSIP from the Senior Notes of the same maturity (such Amended CEOC Notes and other Senior Notes, a “Tranche”).  The voting provisions of the Amended CEOC Notes of each Tranche would provide that, in the event of a Qualified Solicitation, the holders of the Amended CEOC Notes will be deemed to have consented or approved any act of the holders of Senior Notes which act has been approved by holders of at least the Minimum Amount of Senior Notes (other than Amended CEOC Notes) of the applicable Tranche.

 For such purposes, a “Qualified Solicitation” means a solicitation of consents or approvals in compliance with applicable law that (i) has been approved by the Board of Directors of CEOC, (ii) does not require any holder of Amended Senior Notes to make any purchase or monetary contribution or incur any obligation or liability, and (iii) provides no less favorable consideration to any holder of Amended CEOC Notes than that provided to any holder of Senior Notes (other than Amended CEOC Notes) of the same Tranche, taking into account all related agreements and understandings. The “Minimum Amount” of Senior Notes of a Tranche means an outstanding principle amount of Senior Notes held by non-Affiliates equal to 10% of the outstanding principle amount of all Senior Notes of such Tranche (excluding Amended CEOC Notes and Senior Notes held by Affiliates).